SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                     Commission File Number 000-29810


                        CIT HOME EQUITY LOAN TRUST 1998-1
             (Exact name of registrant as specified in its charter)

           650 CIT Drive Livingston, New Jersey 07039, (973) 740-5000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                        CIT HOME EQUITY LOAN TRUST 1998-1
                    Class A-1 5.88% Asset Backed Certificates
                    Class A-2 6.01% Asset Backed Certificates
                    Class A-3 6.08% Asset Backed Certificates
                    Class A-4 6.20% Asset Backed Certificates
                    Class A-5 6.36% Asset Backed Certificates
                    Class A-6 6.70% Asset Backed Certificates
                    Class A-7 6.30% Asset Backed Certificates
                       Class A-8 Asset Backed Certificates
                    Class M-1 6.44% Asset Backed Certificates
                    Class M-2 6.72% Asset Backed Certificates
                    Class B-1 7.37% Asset Backed Certificates
            (Title of each class of securities covered by this Form)

                                      None

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d)remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule  12g-4(a)(1)(i)  [ ]                   Rule12h-3(b)(1)(ii)  [ ]
     Rule  12g-4(a)(1)(ii) [ ]                   Rule12h-3(b)(2)(i)   [ ]
     Rule  12g-4(a)(2)(i)  [ ]                   Rule12h-3(b)(2)(ii)  [ ]
     Rule  12g-4(a)(2)(ii) [ ]                   Rule 15d-6           [x]
     Rule  12h-3(b)(1)(i)  [x]

         Approximate number of holders of record as of the certification
or notice date:    45

Pursuant to the requirements of the Securities Exchange Act of 1934, CIT HOME EQUITY LOAN TRUST 1998-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 29, 1999             CIT HOME EQUITY LOAN TRUST 1998-1,
                                    the trust
                                    By: The CIT Group/Consumer Finance, Inc.,
                                    the Master Servicer

                                    By:/s/ Frank Garcia
                                       -------------------------
                                    Name:  Frank Garcia
                                    Title: Vice President